Exhibit 99.1

Newfield Provides Update on Woodford Shale Drilling Program

FOR IMMEDIATE RELEASE

Houston - (March 22, 2006) - Newfield Exploration Company (NYSE:NFX) today provided an update on recent drilling successes in its Woodford Shale play in Oklahoma’s Arkoma Basin.

Since October 2005, Newfield has drilled or participated in eight horizontal wells in the Woodford Shale play, of which five are currently being completed. The most recent Newfield operated wells include: the Parker 1H-36 (NFX 73% working interest) with initial production of more than 6 MMcf/d and production after 14 days of 4.8 MMcf/d; the Reeder 1H-10 (NFX 80% working interest) with initial production of 3 MMcf/d and a flow rate after 7 days of 2.6 MMcf/d; and the Whitlow 1H-27 (NFX 57% working interest) with initial production of 3 MMcf/d and a flow rate after seven days of 2.4 MMcf/d. The Reeder and the Whitlow wells were recently fracture stimulated and are still unloading fluids. Newfield holds interests in three earlier horizontal wells operated by another company.

“We are very encouraged with our early successes in the Woodford Shale Play,” said Lee K. Boothby, Newfield’s Vice President, Mid-Continent. “This is a ‘home-grown’ play and our dominant acreage position was leased between 2003 and 2005. The combination of our 100 vertical wells and recent horizontal results helps support our belief that we can drill and complete horizontal wells for approximately $4.0 million (gross) and recover 2.5 - 3.0 Bcfe per well.”

Newfield has an interest in about 110,000 acres in the Woodford Shale Play - an area that covers 60 miles from north to south and 15 miles from east to west primarily in Hughes, Coal and Pittsburg Counties, Oklahoma. Since 2003, Newfield has drilled about 100 vertical wells, which currently provides gross production of approximately 41 MMcfe/d. Drilling efforts to date confirm the extent of the Woodford Shale throughout the Company’s acreage position. The Woodford Shale ranges in thickness from 120 - 240 feet. To better exploit the shale’s natural fractures, drilling efforts began focusing on horizontal wells in late 2005.

In 2006, the Company plans to drill about 65 wells in the Woodford Shale -- 45 are expected to be horizontal. Newfield has six rigs running in the play and four of the rigs are drilling horizontals.

Newfield plans to host an investor meeting with management in May 2005 to further discuss the development of its Woodford Shale play. The meeting will be held in the Company’s Tulsa, Oklahoma office. Arrangements for the meeting are being made and additional details will follow.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

*The statements set forth in this release regarding estimated or anticipated drilling plans, drilling and completion costs and reserve recovery per well are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, geologic and drilling conditions, natural gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

Newfield Exploration Company
363 N. Sam Houston Parkway East, Ste. 2020
Houston, TX 77060
http://www.newfield.com
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